UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2009
Neurocrine Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22705	33-0525145
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

12780 El Camino Real
San Diego, California	92130
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 617-7600
Not Applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On May 5, 2009, Neurocrine Biosciences, Inc. (the “Company”) announced its financial results for the quarter ended March 31, 2009. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.
In accordance with General Instruction B.2 of Form 8-K, the information in this Item 2.02, and Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES
     On May 5, 2009, the Company implemented staff reductions of approximately 60 employees at its San Diego campus, as part of its restructuring program to prioritize its clinical programs. As a result, the Company communicated to affected employees a plan of organizational restructuring (the “Restructuring Plan”) through involuntary terminations. In connection with the Restructuring Plan, the Company expects to incur expenses of approximately $3 million related to this staff reduction primarily during the second quarter of 2009, consisting of one-time termination benefits which include salary continuation, outplacement services and other benefit costs paid out in cash primarily during the second quarter of 2009.
ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On April 30, 2009, the Company elected to terminate its deferred compensation plan (the “Deferred Compensation Plan”) effective immediately. In connection with such termination, the account balances of participants in the Deferred Compensation Plan will be distributed to such participants in accordance with the provisions of the Deferred Compensation Plan.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Number	Description

99.1	Press Release dated May 5, 2009

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROCRINE BIOSCIENCES, INC.
By:	/s/ Timothy P. Coughlin
Timothy P. Coughlin
Vice President and Chief Financial Officer
Date: May 5, 2009

EXHIBIT INDEX

Number	Description

99.1	Press Release dated May 5, 2009